EXHIBIT 5.1

[Letterhead of Gibson, Dunn & Crutcher]

May 14, 2007

415-393-8200	C 97785-00029

Willis Lease Finance Corporation
2320 Marinship Way, Suite 300
Sausalito, CA 94965

Re:	Willis Lease Finance Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Willis Lease Finance Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,000,000 shares (the “Shares”) of common stock, $0.01 par value (the “Common Stock”), that may be issued pursuant to the Company’s 2007 Incentive Stock Plan (the “Stock Plan”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act and the Stock Plan shall be adopted by the stockholders of the Company at the annual meeting, we are of the opinion that the Shares, when issued in accordance with the terms of the Stock Plan, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of California. This opinion letter is limited to the laws of the State of California, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of the state of California be changed after the date hereof by legislative action, judicial decision or otherwise.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

GIBSON, DUNN & CRUTCHER LLP